                                                                      Exhibit 12


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
                                                    Computation of Ratio of Earnings to Fixed Charges

                                                                                 Dollars in Thousands
                                                                                 --------------------
                                                                                  Fiscal Years Ended
                                                                 ---------------------------------------------

                                              Nine Mos.
                                                Ended
                                              9/24/95     12/25/94   12/26/93    12/27/92  12/29/91   12/30/90
                                              -------     --------   --------    --------  --------   --------
Earnings Available for Fixed Charges:
   Income before income taxes and
      extraordinary items   . . . . . . .     $540,630     782,099    668,452    574,280    502,749   617,963
   Add interest on indebtedness,
      excluding capitalized interest  . .       31,723      45,624    51,250      50,817     71,057    71,567
Add portion of rents representative
      of interest factor  . . . . . . . .       25,950      35,600    34,300      36,300     37,000    35,300
                                                ------      ------    ------      ------     ------    ------

Adjusted Earnings . . . . . . . . . . . .      598,303     863,323    754,002    661,397    610,806   724,830
                                               =======     =======    =======    =======    =======   =======

Fixed Charges:
   Interest on indebtedness, excluding
      capitalized interest  . . . . . . .       31,723      45,624    51,250      50,817     71,057    71,567
   Capitalized interest   . . . . . . . .          828         563        268      2,440      4,951     5,582
                                               -------     -------    -------   --------   --------  --------
   Total Interest   . . . . . . . . . . .       32,551      46,187    51,518      53,257     76,008    77,149
                                                ------      ------    ------      ------     ------    ------

   Portion of rents representative of
      interest factor   . . . . . . . . .       25,950      35,600    34,300      36,300     37,000    35,300
                                                ------      ------    ------      ------     ------    ------

   Fixed Charges  . . . . . . . . . . . .       58,501      81,787    85,818      89,557    113,008   112,449
                                                ======      ======    ======      ======    =======   =======

Ratio of Earnings to Fixed Charges  . . .        10.23       10.56       8.79       7.38       5.40      6.44
                                                 =====       =====       ====       ====       ====      ====
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